SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  ------------


                                  SCHEDULE 13G
                                 (Rule 13d-102)




                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                       PURSUANT TO RULES 13d-1(b) AND (c)
                          AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)








    THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT.



                             ASCENT PEDIATRICS, INC.
                                (NAME OF ISSUER)

                          Common Stock ($.01 par value)
                         (TITLE OF CLASS OF SECURITIES)


                                 (CUSIP NUMBER)

                                   00004362X1

CUSIP No. 0008523811                     13G


--------------------------------------------------------------------------------
 1       NAME OF REPORTING PERSON  Compagnie Financiere de Paribas
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON  _______________


--------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) ( )
                                                                         (b) (X)

--------------------------------------------------------------------------------
 3       SEC USE ONLY

--------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Republic of France
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED      5     SOLE VOTING POWER         -0-<F1>
BY EACH REPORTING PERSON WITH            ---------------------------------------
                                         6     SHARED VOTING POWER       -0-
                                         ---------------------------------------
                                         7     SOLE DISPOSITIVE
                                               POWER                     -0-<F1>
                                         ---------------------------------------
                                         8     SHARED DISPOSITIVE
                                               POWER                     -0-
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             -0-<F1>

--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                      ( )

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             -0-<F1>
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

             OO
--------------------------------------------------------------------------------

<F1> Compagnie Financiere de Paribas may be deemed to be the beneficial owner of the common stock of Ascent Pediatrics, Inc. reported herein through its ownership of Banque Paribas. Such shares of Ascent Pediatrics, Inc. common stock are not included above so as to avoid double counting.

--------------------------------------------------------------------------------
 1       NAME OF REPORTING PERSON  Banque Paribas
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON  _______________


--------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) ( )
                                                                         (b) (X)

--------------------------------------------------------------------------------
 3       SEC USE ONLY

--------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION
                  Republic of France
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED      5     SOLE VOTING POWER      10,200<F2>
BY EACH REPORTING PERSON WITH            ---------------------------------------
                                         6     SHARED VOTING POWER    -0-
                                         ---------------------------------------
                                         7     SOLE DISPOSITIVE
                                               POWER                  10,200<F2>
                                         ---------------------------------------
                                         8     SHARED DISPOSITIVE
                                               POWER                  -0-
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             10,200<F2>

--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                      ( )

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             8.1<F3>
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

             BK
--------------------------------------------------------------------------------


<F2>  Represents warrants to purchase common stock.

<F3> Percentage includes shares held by Paribas Principal  Incorporated reported herein because Paribas Principal Incorporated is a wholly-owned subsidiary of Banque Paribas.

CUSIP No. 0008523811               13G

--------------------------------------------------------------------------------
 1       NAME OF REPORTING PERSON  Paribas Principal Incorporated
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON  _______________


--------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) ( )
                                                                         (b) (X)

--------------------------------------------------------------------------------
 3       SEC USE ONLY

--------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION
                  New York
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED      5     SOLE VOTING POWER     549,229<F4>
BY EACH REPORTING PERSON WITH            ---------------------------------------
                                         6     SHARED VOTING POWER   -0-
                                         ---------------------------------------
                                         7     SOLE DISPOSITIVE
                                               POWER                 549,229<F4>
                                         ---------------------------------------
                                         8     SHARED DISPOSITIVE
                                               POWER                 -0-
--------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             549,229<F4>

--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                      ( )

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             8.1%<F5>
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

             OO
--------------------------------------------------------------------------------

<F4> Includes 156,922 shares issuable upon the exercise of warrants.

<F5> Percentage  includes shares held by Banque Paribas  reported herein because
Paribas Principal Incorporated is a wholly-owned subsidiary of Banque Paribas.

                                  SCHEDULE 13G


Item 1(a).  Name of Issuer:

                           Ascent Pediatrics, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

                           187 Ballardvale Street
                           Suite B125
                           Wilmington, MA  01887

Item 2(a).  Name of Person Filing:

                           Compagnie Financiere de Paribas

Item 2(b).  Address of Principal Business Office or, if None, Residence:

                           787 Seventh Avenue
                           New York, NY  10019

Item 2(c).  Citizenship:

                           French

Item 2(d).  Title of Class of Securities:

                           Common Stock

Item 2(e).  CUSIP Number:

                           00004362X1

Item 3.  Not applicable.

Item 4.  Ownership.

                  (a)  Amount beneficially owned:

                                    0<F6>

                  (b) Percent of class:

                                    0<F6>

                  (c) Number of shares as to which such person has:

                           (i)  Sole power to vote or to direct the vote:

                                            0<F6>

                           (ii) Shared power to vote or to direct the vote:

                           (iii) Sole power to dispose or to direct the disposition of:

                                            0<F6>

                           (iv) Shared power to dispose or to direct the disposition of:

                                            0.

<F6> Compagnie Financiere de Paribas may be deemed to be the beneficial owner of the common stock of Ascent Pediatrics, Inc. reported herein through its ownership of Banque Paribas. Such shares of Ascent Pediatrics, Inc. common stock are not included above so as to avoid double counting.

Item 5.  Not applicable

Item 6.  Not applicable

Item 7.  Not applicable

Item 8.  Not applicable

Item 9.  Not applicable

Item 10.  Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Item 1(a).  Name of Issuer:

                                    Ascent Pediatrics, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

                                    187 Ballardville Street
                                    Suite B125
                                    Wilmington, MA  01887

Item 2(a).  Name of Person Filing:

                                    Banque Paribas

Item 2(b).  Address of Principal Business Office or, if None, Residence:

                                    787 Seventh Avenue
                                    New York, NY  10019

Item 2(c).  Citizenship:

                                    French

Item 2(d).  Title of Class of Securities:

                                    Common Stock

Item 2(e).  CUSIP Number:

                                    00004362X1

Item 3.  Not applicable.

Item 4.  Ownership.

                           (a)  Amount beneficially owned:

                                            10,200<F7>

                           (b) Percent of class:

                                            8.1%<F8>

                           (c) Number of shares as to which such person has:

                                    (i)  Sole power to vote or to direct the
                                    vote:

                                                    10,200<F7>

                                    (ii)  Shared  power to vote or to direct the
                                    vote:

                                                    0

                                    (iii) Sole power to dispose or to direct the disposition of:

                                                    10,200<F7>

                                    (iv)  Shared  power to  dispose or to direct
                                    the disposition of:

                                                    0.

<F7> Represents warrants to purchase common stock.

<F8> Percentage includes shares held by Paribas Principal  Incorporated reported herein because Paribas Principal Incorporated is a wholly-owned subsidiary of Banque Paribas.

Item 5.  Not applicable

Item 6.  Not applicable

Item 7.  Not applicable

Item 8.  Not applicable

Item 9.  Not applicable

Item 10.  Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                  SCHEDULE 13G




Item 1(a).  Name of Issuer:

                                    Ascent Pediatrics, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

                                    187 Ballardvale Street
                                    Suite B125
                                    Wilmington, MA  01887

Item 2(a).  Name of Person Filing:

                                    Paribas Principal Incorporated

Item 2(b).  Address of Principal Business Office or, if None, Residence:

                                    787 Seventh Avenue
                                    New York, NY  10019

Item 2(c).  Citizenship:

                                    New York

Item 2(d).  Title of Class of Securities:

                                    Common Stock

Item 2(e).  CUSIP Number:

                                    00004362X1

Item 3.  Not applicable.

Item 4.  Ownership.

                           (a)  Amount beneficially owned:

                                            549,229<F9>

                           (b) Percent of class:

                                            8.1%<F10>

                           (c) Number of shares as to which such person has:

                                   (i) Sole power to vote or to direct the vote:

                                                    549,229<F9>

                                   (ii) Shared power to vote or to direct the vote:

                                                    0

                                   (iii) Sole power to dispose or to direct the disposition of:

                                                    0<F9>

                                    (iv)  Shared  power to  dispose or to direct
                                    the disposition of:

                                                    0.

<F9>  Includes 156,922 shares of issuable upon the exercise of warrants.

<F10> Percentage  includes shares held by Banque Paribas reported herein because
Paribas Principal Incorporated is a wholly-owned subsidiary of Banque Paribas.


Item 5.  Not applicable

Item 6.  Not applicable

Item 7.  Not applicable

Item 8.  Not applicable

Item 9.  Not applicable

Item 10.  Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                      COMPAGNIE FINANCIERE de PARIBAS


                                      By: /s/ Herve Couffin
                                         ----------------------------------
                                         Name:  Herve Couffin
                                         Title:  Directoire


                                      BANQUE PARIBAS


                                      By: /s/ Stephen Eisenstein
                                         ----------------------------------
                                         Name:  Stephen Eisenstein
                                         Title:  Partner


                                      PARIBAS PRINCIPAL INCORPORATED


                                      By: /s/ Gary Binning
                                         ----------------------------------
                                         Name:  Gary Binning
                                         Title:  Director